Exhibit 99.1

New Zealand Wayne's New Resources Development Co., Ltd.
Completes Reverse Merger to Go Public in the U.S.

HARBIN, China, Dec. 30 -- YzApp International Inc. (the "Company" or "YzApp") (OTC Bulletin Board: YZPI) announced that it has successfully closed a share exchange transaction with the shareholder of New Zealand WAYNE's New Resources Development Co., Ltd., a British Virgin Islands corporation ("New Resources"). YzApp will operate through its consolidated indirect Chinese subsidiaries to execute upon the current business plan of those subsidiaries.

In the share exchange transaction, New Resources' shareholder was issued 689,390 shares of the Company's Series A Voting Convertible Preferred Stock in exchange 100% of the issued and outstanding shares of New Resources. On an as- converted to common stock basis, the shares of Series A Voting Convertible Preferred Stock received by the shareholder of New Resources represent approximately 94% of the total issued and outstanding capital stock of the Company.

As a result of the share exchange transaction, New Resources has become a wholly-owned subsidiary of the Company. Ms. Lianyuan Han was appointed to the Board of Directors of the Company and the Company's executive officers were replaced by the executive officers of New Resources and its subsidiaries upon the closing of the share exchange. The Company's shares are listed on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol, YZPI.OB.

The Company plans to amend its Articles of Incorporation to:

  change the name of the Company to Shuaiyi International New Resources Development Inc.;

  increase its authorized common stock to 190,000,000 shares; and

  effectuate a 1-for 114.59 reverse stock split of the Company's outstanding shares of common stock.

After the amendment of the Company's Articles of Incorporation, which is expected to become effective in or about January 2009, the outstanding shares of Series A Voting Convertible Preferred Stock will convert into shares of common stock on a 2000-to-1 basis and, thereafter, are subject to the 1-to- 114.59 reverse split. Following the effectiveness of the reverse split and the conversion of Series A Preferred Stock into common stock, there will be approximately 12,800,297 shares of the Company's common stock issued and outstanding.

"We are delighted to have successfully closed the going public transaction," said Lianyun Han, the new Chief Executive Officer of YzApp. "Even though the current financial environment is quite challenging, we haven't seen any material adverse impact on our business by the economic downturn at the moment, and we are very confident of the Company's continuing solid growth. We believe that OTCBB provides us with a good trading platform that will eventually lead the Company to upgrade to a national exchange."

Through its Chinese subsidiaries, YzApp now is a leading Chinese Caterpillar Fungus grower and producer in China. The Company specializes in developing, processing, marketing and distributing a variety of high-tech agricultural and nutraceutical products consist of dry Chinese Caterpillar Fungus, Green and Specialty food products and Silage Fodder. The Company's current primary product, dry Chinese Caterpillar Fungus, is developed from Cordyceps Militaris, which is a fungus species that is widely believed in China to offer high medical and health benefits. In addition, the Company plans to introduce more products developed from Chinese Caterpillar Fungus to the market within the coming months and years, including Cordycepin and Corn Series Beverage. The Company's audited net income for 2006 and 2007 are approximately $1.66 million and $5.17 million, respectively, and the unaudited net income and total shareholder's equity for the first nine month in 2008 are approximately $4.87 million and $21.47 million, respectively.

Forward-looking Statement

This press release contains certain forward-looking statement relating to the business of YzApp and its subsidiary companies. All statements other than statements of historical fact included herein are "forward-looking statements". These forward looking statements are often identified by the use of forward- looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website ( http://www.sec.gov ). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.